EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders

Terra Tech Corp.:

We consent to incorporation by reference in this Form 10-K of Terra Tech Corp. and subsidiaries (“Terra Tech Corp.”) of our report dated March 29, 2016, with respect to the Consolidated Balance Sheets of Terra Tech Corp. as of December 31, 2015 and December 31, 2014, and the related Consolidated Statements of Operations, Stockholders’ Equity (Deficit), and Cash Flows for each of the fiscal years in the two-year period ended December 31, 2015.

/s/ Tarvaran, Askelson & Company, LLP

Dana Point, CA

March 31, 2017